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Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SIRVA, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        SIRVA, INC., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

        FIRST: That the Board of Directors of the Corporation, pursuant to a unanimous written consent in lieu of a meeting of directors, duly adopted a resolution setting forth the following proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable:

        Section 2 of Article V of the Restated Certificate of Incorporation is hereby amended by deleting such Section 2 in its entirety and inserting in lieu thereof with the following:

  "Subject to the rights of the holders of any class or series of Preferred Stock, if any, to elect additional Directors under specified circumstances, any Director may be removed at any time, but only for cause, upon the affirmative vote of the holders of at least three-fourths (3/4) of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors."

        SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, the stockholders have, by written consent, dated November 19, 2003, approved the adoption of the foregoing amendment in accordance with the provisions of Section 228 of the General Corporation Law, and that such consent has been filed with the minutes of the proceedings of the stockholders of the Corporation.

        THIRD: That this Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: This Amendment to the Restated Certificate of Incorporation shall become effective immediately at 9:00 a.m. on November 24, 2003.

        IN WITNESS WHEREOF, the undersigned, being a duly authorized Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand, this 19th day of November, 2003.

/s/ JAMES W. ROGERS Name: James W. Rogers Title: Chairman of the Board

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  Exhibit 3.2
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF SIRVA, INC. Pursuant to Section 242 of the General Corporation Law of the State of Delaware